Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of no later than November 1, 2014 (the “Effective Date”), between Patheon Pharmaceutical Services Inc. (the “Company”) and Eric M. Sherbet (the “Executive”).

A.           The Company is a subsidiary of DPx Holdings B.V. (“DPx”). DPx is the corporate parent of a group of businesses engaged in the provision of commercial manufacturing and development services (pharmaceuticals and fine chemicals), related services, and the development, manufacture, distribution and marketing of proprietary products. As used herein, “DPx Group” means DPx and any entity controlled directly or indirectly by DPx.

B.           The Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, pursuant to the terms and subject to the conditions set forth in this Agreement, in the position described herein. The effective date (the “Effective Date”) of this Agreement shall be as the parties may agree but no later than November 1, 2014.

C.           The Company and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the employment of the Executive.

D.           Notwithstanding any provisions related to termination of employment or this Agreement, employment is “at will”, meaning that either the Company or the Executive can terminate the employment relationship or this Agreement at any time subject only to contractual payments agreed to herein as may be applicable.

E.           It is a material condition of this Agreement that Executive has passed or will in advance of his or her start date pass a satisfactory drug screen; that Executive has and will continue to have legal authorization to work in the United States; and that background and reference checks are satisfactory.

F.           The Company and the Executive agree that the terms, provisions and mutual covenants of this Agreement suffice as adequate consideration for their mutual promises made in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Definitions.	In this Agreement, including Schedule A and B hereto, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Board of Directors” means the Board of Directors of DPx.

(b)	“Cause” means the determination, in good faith, by the Company, after notice to the Executive that one or more of the following events has occurred: (i) the Executive has failed to perform his material duties, and, if curable, such failure has not been cured after a period of thirty (30) days’ notice from the Company; (ii) any intentional or negligent act by the Executive having the potential or actual effect of injuring the interests, business, or reputation of any member of the DPx Group in any material respect; (iii) the Executive’s commission of any felony (including entry of a nolo contendere or other plea not contesting charges); (iv) any misappropriation or embezzlement of the property of any member of the DPx Group; (v) a material breach of any provision of this Agreement by the Executive, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the Executive of notice from the Company of such breach; or (vi) a material breach of Company Policy by the Executive, including but not limited to violation of policies and procedures regarding DPx Group information as described in Schedule B hereto, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the Executive of notice from the Company of such breach.

(c)	“Change in Control” means any of the following events:

(i)	the sale of all or substantially all of the assets of the Partnership to any Person (or group of Persons acting in concert), other than to (A) the Initial Investors or their respective Affiliates or (B) any employee benefit plan (or trust forming a part thereof) maintained by the Partnership or another Person of which a majority of its voting power or other Equity Securities is owned, directly or indirectly, by the Partnership; or

(ii)	a merger, consolidation, recapitalization or other reorganization by the Partnership, or a sale or disposition by the Partners to any Person (or group of Persons acting in concert) of Equity Securities or voting power, in each case, that results in any Person (or group of Persons acting in concert) (other than (A) the Initial Investors or their respective Affiliates or (B) any employee benefit plan (or trust forming a part thereof) maintained by the Partnership or another Person of which a majority of its voting power or other Equity Securities is owned, directly or indirectly, by the Partnership) owning more than 50% of the outstanding Equity Securities or voting power of the Partnership (or any resulting company after a merger, consolidation or other reorganization).

The terms used but not defined in this Section 1(c) have the meanings set forth in the Fourth Amended and Restated Agreement of Exempted Limited Partnership of JLL/Delta Patheon Holdings, L.P., as amended.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Disability” means the Executive’s inability to substantially fulfill his or her duties on behalf of the Company such that he or she has been approved for long-term disability benefits pursuant to the Company’s long-term disability plan interpreted in a manner consistent with Section 1.409A-3(i)(4) of the Treasury Regulations.

(f)	“Excluded Termination” means a termination of the Employee’s employment with the Company:

(i)	by the Company or any successor company for Cause

(ii)	by the Executive other than for Good Reason; or

(iii)	as a result of the Disability, death or retirement of the Executive.

(g)	“Good Reason” means the occurrence of any of the following events without the consent of the Executive: (i) a material reduction of the Executive’s duties or responsibilities or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position; or (ii) a material breach by the Company of this Agreement, which breach remains uncured for a period of thirty (30) days after receipt by the Company of written notice from Executive A termination of the Executive’s employment by Executive shall not be deemed to be for Good Reason unless (i) the Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists.

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ARTICLE 2

EFFECTIVE DATE; TERMS OF EMPLOYMENT

2.1	Term

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company pursuant to the terms and subject to the conditions of this Agreement (including, without limitation, Article 6 and Schedules A and B), commencing on the Effective Date. The Executive’s employment with the Company will be “at will,” meaning that either the Executive or the Company will be entitled to terminate the Executive’s employment at any time and for any reason, with or without Cause. Any contrary representations which may have been made to the Executive are superseded by this Agreement. This is the full and complete agreement between the Executive and the Company on this term. Although the Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

2.2	Position and Duties

The Executive shall be employed by the Company and shall serve as General Counsel, with such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer.

In addition, the Executive will be a member of the DPx Group’s Executive Committee and will become an officer of DPx and of any members of the DPx Group, as may be requested.

The Executive shall also be responsible for the functions and responsibilities set out in the Position Description attached hereto as Schedule A.

The location of the Executive’s employment will be the Framingham offices, located at 111 Speen Street, Suite 550 Framingham, MA 01701, or such other location where the principal executive offices may be relocated from time to time by the Company.

2.3	Standards of Performance and Time Commitments

The Executive will, at all times, faithfully, industriously, and to the best of his or her ability, experience and talents, perform all of the duties required of and from him or her pursuant to the terms of this Agreement. During the Executive’s employment, the Executive shall devote substantially all of his or her working time and attention to his or her duties with the DPx Group, shall have and comply with a duty of loyalty to the Company and the DPx Group, and shall render no material business services to any other person or company; provided, however, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Article 6, to spend reasonable amounts of time to manage his or her personal, financial and legal affairs

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ARTICLE 3

COMPENSATION AND BENEFITS

3.1	Base Salary

The Company shall pay the Executive an annualized base salary (“Annual Base Salary”) of U.S. $450,000, payable pursuant to the Company’s regular payroll practices for its executives in effect at the time. The Executive’s Annual Base Salary will be prorated from the Effective Date. The Annual Base Salary shall be reviewed by the Chief Executive Officer, for increase only, at such time as the salaries of other senior executives of the Company are reviewed generally.

3.2	Executive Performance Bonus

The Executive shall be eligible to participate in an annual performance incentive plan under terms and conditions no less favorable than other senior executives of the Company; provided that the Executive’s target bonus shall not be less than sixty percent (60%) of his or her Annual Base Salary. The Executive’s payment under the annual performance incentive plan shall be based on meeting predetermined personal objectives as assessed by the Chief Executive Officer in his or her sole discretion, and the Company’s financial performance as assessed by the Chief Financial Officer and the Board of Directors. The personal objectives will normally be set by the Chief Executive Officer. The annual performance bonus, if any, will be paid to the Executive by the Company in the same manner and payment period generally applicable under the annual performance incentive plan and state law, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Chief Executive Officer from establishing or modifying performance goals and compensation targets applicable only to the Executive. The decision as to whether to have a bonus plan or to fund such a plan, as well as the decision as to whether Executive shall receive a bonus payment, or any bonus incentive is at the Company’s sole discretion. Such bonus or incentive payment is not “wages” for labor performed.

3.3	Equity Incentive Plan

Executive will be eligible to participate in the JLL/DELTA PATHEON HOLDINGS, L.P. 2014 Equity Incentive Plan (the “MEIP”) and will be eligible to be awarded Membership Units from time to time in accordance with the terms of the MEIP, the Membership Unit award agreement, and all related documents (collectively, the “MEIP Related Documents”).

(a)	Subject to approval of the Board of Directors at a meeting following the Effective Date, Executive will be awarded three thousand (3,000) of the Membership Units, which shall be granted subject to the MEIP Related Documents.

(b)	Executive will be required to comply with the MEIP Related Documents, as amended from time to time.

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3.4	Sign on Bonus

Executive will be entitled to a sign-on bonus in the amount of USD $125,000. This amount, which is not “wages” for work performed, will be paid within thirty (30) business days of January 1, 2015 and treated as taxable income. The Executive will be obligated to reimburse The Company the full amount within the Date of Termination as defined below should he or she resign or be terminated for Cause within one year from the date this amount is paid by the Company. Executive authorizes the Company to deduct the sign-on bonus from Executive’s final paycheck and/or any other amounts otherwise owed to the Executive, and Executive agrees and acknowledges that execution of this Agreement is intended and shall serve as written authorization for all such deductions.

3.5	Employee Benefits

The Executive will be entitled to participate in all employee healthcare and welfare benefits programs of the Company, in accordance with the then applicable terms, conditions and eligibility requirements of such programs that are offered from time to time to U.S. resident-based employees at the Executive’s level, including medical, dental, life insurance, 401(k) retirement plans and other health benefit programs.

In addition, the Executive will be entitled to four (4) weeks of vacation time, subject to the Company’s vacation policy, as may be in effect from time to time, which will be pro-rated based on the Effective Date.

3.6	Reimbursement of Business Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Executive’s employment in connection with carrying out his or her duties hereunder in accordance with the Company’s policies, as may be in effect from time to time.

3.7	Sarbanes-Oxley Act Loan Prohibition

To the extent that any Company or DPx Group benefit, program, practice, arrangement or this Agreement would or might otherwise result in the Executive’s receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide the Executive with a substitute for the Loan that is lawful and of at least equal value to the Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to the Executive or provide any substitute for it.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1	Death or Disability

(a)	The Executive’s employment shall be immediately terminated without notice by the Company upon the death of the Executive.

(b)	If the Company determines that the Disability of the Executive has occurred during the Executive’s employment, it shall give to the Executive written notice in accordance with Section 7.4 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive.

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4.2	Cause

The Executive’s employment with the Company may be terminated with or without Cause.

4.3	Good Reason

The Executive’s employment with the Company may be terminated by the Executive with or without Good Reason.

4.4	Notice of Termination

Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 7.4. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

4.5	Date of Termination

“Date of Termination” means (a) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (c) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the date thirtieth (30) day after receipt of the written notice given to the Executive by the Company in accordance with Section 4.1(b). The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4.5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4.6	Resignation from All Positions

Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board of Directors, the Executive shall immediately resign as of the Date of Termination from all positions that he or she holds or has ever held with the DPx Group (and with any other entities with respect to which the DPx Group has requested the Executive to perform services). The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

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ARTICLE 5

OBLIGATIONS OF THE COMPANY UPON TERMINATION

5.1	Good Reason; Other than for Cause

If the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or if the Executive shall terminate the Executive’s employment for Good Reason:

(a)	The Company shall pay, or cause to be paid, to the Executive in a lump sum in cash the sum of: (i) that portion of the Executive’s Annual Base Salary earned but not previously paid through the Date of Termination; (ii) reimbursement of expenses incurred on or before the Date of Termination in accordance with Section 3.7, above; and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations shall be paid on the regular payday following the Date of Termination.

(b)	Subject to Executive’s full compliance with Executive’s obligations pursuant to this Agreement, including but not limited to Sections 4.6, 5.3, 6 and Schedule B, the Company shall pay, or cause to be paid, to the Executive:

(i)	An amount equal to the aggregate of twelve (12) months of the Executive’s Annual Base Salary, which amount is not wages for labor performed and may be withheld for any prior breach by Executive of his or her obligations in this Agreement;

(ii)	Change of Control: An amount equal to the aggregate of six (6) months of the Executive’s Annual Base Salary at the date of termination (but no less than the salary in effect at the time of the Change of Control) if, within (18) months following a Change of Control, the Executive’s employment shall be terminated for any reason whatsoever, other than as a result of an Excluded Termination, which amount is not wages for labor performed and may be withheld for any prior breach by Executive of his obligations in this Agreement;

(iii)	An amount, which shall be determined in the sole discretion of the Company’s Board of Directors exercising good faith and paid at the same time as the Company pays its bonuses to management generally under the applicable plan, for the performance bonus set forth in Section 3.2 above for the annual performance period fully completed prior to the Date of Termination. For the avoidance of doubt, such bonus shall not be paid pro rata for a performance period that is not fully complete prior to the Date of Termination and shall be in accordance with the terms of the applicable bonus plan in effect at the time of termination.

Such amount[s] in b(i) and b(ii) above shall be paid in six (6) equal monthly installments if only (i) applies and in twelve (12) monthly installments if both (i) and (ii) apply, payable as of the first day of the month beginning within sixty (60) days after the Date of Termination or any later date set forth below; provided, however, if the sixty (60) day period spans two (2) calendar years, the said payments shall commence in the second calendar year. Installments shall be made during the “short-term deferral period” following the termination of employment, as such term is defined in Section 409A of the Internal Revenue Code (the “Code”). At the conclusion of this short-term deferral period, the installment payments shall continue to the extent that the Executive’s remaining severance payment does not exceed two times the lesser of (i) the executive’s annual compensation or (ii) the compensation limit in effect under Section 401(a)(17) of the Code for the calendar year including the date of termination (the “Two Times Limit”); provided, however, to the extent the remaining severance payments exceed the Two Times Limit, then the installment payments which are below the Two Times Limit shall be paid to the Executive. Any remaining severance payments which exceed the Two Times Limit shall continue to paid in installments unless (i) the Executive is a “specified employee” as defined in Section 409A of the Code at the time of his or her termination of employment with the Company and (ii) the deferral of further payments payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, in which case, the Company will defer the commencement of the payment of any such payments (without any reduction in such payments ultimately paid to the Executive) until the date that is six months following his or her termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). If the Executive dies during such six (6) month period, then payments shall commence within thirty (30) days after the Executive’s death). All payments to be made upon a termination of employment under this agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

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(c)	To the extent not theretofore paid or provided, the Company (or DPx, as the case may be) shall pay or provide, or cause to be paid or provided, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the DPx Group (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on earned, accrued or vested benefits through the Date of Termination.

If the Executive receives payments and benefits pursuant to this Section 5.1, then the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of any member of the DPx Group, unless otherwise specifically provided therein in a specific reference to this Agreement; provided, however, in the event any payment is made, or required to be made, under any such severance plan, program or policy, then the amounts payable under this Section 5.1 shall be reduced by such amount.

5.2	Death or Disability; Cause; Other than for Good Reason

If the Executive’s employment is terminated due to death, Disability or for Cause, or if the Executive voluntarily terminates his or her employment without Good Reason or for retirement, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his or her Accrued Obligations through the Date of Termination and the Other Benefits earned, accrued, or vested through the Date of Termination, in each case to the extent not theretofore paid or provided. All Accrued Obligations shall be paid to the Executive in accordance with Section 5.1(a) and the Other Benefits shall be paid to the Executive in accordance with Section 5.1(c). The Company (and the DPx Group) will have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or portion of a bonus that otherwise may have become due and payable to the Executive with respect to the year in which such Date of Termination occurs), or severance payment of any kind, nor will the Company (or the DPx Group) have any obligation to make any payment in lieu of notice.

5.3	Release

Notwithstanding anything contained herein to the contrary, the Company shall only be obligated to make the payments under Section 5.1(b) if, in addition to the other contingencies under Section 5.1(b): (a) within the 21-day period after the Date of Termination, the Executive executes a general release, substantially in the form attached Schedule C to this Agreement, of all current or future claims, known or unknown, against the DPx Group, its officers, directors, shareholders, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Executive’s employment with the DPx Group or the termination of such employment, and (b) the Executive does not negotiate the terms substantially as set forth in Schedule C or revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. The Company shall be obligated to provide the release to the Executive promptly following the Date of Termination.

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ARTICLE 6

RESTRICTIVE COVENANTS

6.1	In General

(a)	The Executive acknowledges and agrees that the DPx Group is a business engaged in the sale of commercial pharmaceutical manufacturing capabilities and/or pharmaceutical development services, and during the Executive’s employment, the DPx Group’s business may expand or change (“the DPx Group’s Business”). Any such expansions and changes shall expand or change the Executive’s obligations under this Agreement accordingly. The DPx Group’s Business is international in scope and without geographical limitation and the DPx Group has valuable business relationships within its industry throughout the world.

(b)	By virtue of the Executive’s employment by and position with the Company: (i) the Executive has or will have access to confidential and proprietary information of the DPx Group, including valuable information about its business operations and methods and the persons with whom it does business in various locations throughout the world that is not generally known to, or readily ascertainable by, the DPx Group’s competitors, and the Executive understands that the continued success of the DPx Group depends upon the use and protection of a large body of confidential and proprietary information, and (ii) the Executive has specialized knowledge of, and has received or will receive specialized training in, the DPx Group’s Business.

(c)	The Executive authorizes the Company to disclose this Agreement to Executive’s future or prospective employers along with notification of the Company’s intent to exercise all rights it has to seek enforcement of its terms.

6.2	Confidentiality Undertaking

The Executive confirms that he is bound by the provisions of the Confidentiality Undertaking covenant set out in Schedule B hereto.

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6.3	Non-Compete, Non-Solicitation

(a)	Executive agrees that for one (1) year after the termination of the Executive’s employment with the Company by the Executive or the Company for any reason whatsoever (the “Non-compete Period”), the Executive shall not directly or indirectly engage in any of the following activities (except in connection with his/her duties for the Company):

(i)	engage in any Competitive Business as defined in this Agreement within the geographical areas set forth in Section 6.3(b);

(ii)	within the geographical areas set forth in Section 6.3(b), solicit or do business which is the same, similar to or otherwise in competition with the business engaged in by the DPx Group, from or with persons or entities: (a) who are customers of the DPx Group; (b) whom Executive or someone for whom Executive was responsible solicited, negotiated, contracted, serviced or had contact with on the DPx Group’s behalf; (c) who were customers of the DPx Group at any time during the last year of the Executive’s employment with the DPx Group; or (d) to whom the DPx Group had made proposals to do business at any time during the last year of the Executive’s employment with the Company; or

(iii)	offer employment to or otherwise solicit for employment any employee or other person who had been employed by the DPx Group during the last year of the Executive’s employment with the Company and whom Executive knows, worked with supervised or has confidential information about;

(iv)	within the geographical areas set forth in Section 6.3(b), be employed (or otherwise engaged) by a Competitive Business in (i) a management capacity, (ii) other capacity providing the same or similar services which the Executive provided to the DPx Group, or (iii) any capacity connected with business activities competitive with the DPx Group;

(v)	directly or indirectly take any action which is materially detrimental or otherwise intended to be adverse to the DPx Group’s goodwill, name, business relations, prospects and operations.

(b)	The restrictions set forth in this Section 6.3 apply to the following geographical areas: (i) the Research Triangle Park, North Carolina metropolitan area; (ii) the Cincinnati, Ohio metropolitan area; (iii) the greater Boston, Massachusetts metropolitan area; (iv) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the DPx Group is located or does or, during the Executive’s employment with the Company, did business; and (v) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Executive’s services were provided, or for which the Executive had responsibility, or in which the Executive worked on DPx Group projects, while employed by the Company.

(c)	If, at the time of enforcement of this Section 6.3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Executive agrees that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable. In addition, the one (1) year time period specified in this Section 6.3 shall be tolled and shall not run during any time the Executive is in violation of Section 6.3 or period(s) of time required for legal action to enforce the provisions of this Section 6.3.

(d)	“Competitive Business” means a business engaged in the sale of commercial pharmaceutical or biological manufacturing capabilities and/or the sale of pharmaceutical or biological development services.

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6.4	Remedies

Because the Executive has access to Confidential Information (as defined in Schedule B), the Executive understands and agrees the DPx Group would suffer irreparable harm from a breach of this Agreement and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement (including Schedules A and B), the DPx Group and its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) as well as court costs and reasonable attorney’s fees.

6.5	Acknowledgements

The Executive agrees and acknowledges that the promises and obligations made by the Company in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5.1(b) and (d) hereof) constitute sufficient consideration for the covenants contained in this Article 6 and Schedule B. The Executive further acknowledges that it is not the DPx Group’s intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of the DPx Group. The Executive agrees that he will notify the Company in writing if he has, or reasonably should have, any questions regarding the applicability of this Article 6 and Schedule B.

6.6	Survival

Subject to any limits on applicability contained therein, this Article 6 and Schedule B shall survive and continue in full force in accordance with their respective terms notwithstanding any expiration or termination of this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1	Entire Agreement

This Agreement, together with Schedules A and B attached hereto and incorporated herein by reference, when executed by both parties shall constitute the entire agreement pertaining to the Executive’s employment and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, pertaining to the Executive’s employment, and there are no representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein. The recitals set forth above are incorporated herein by this reference with the same force and effect as if set forth herein as agreements of the parties.

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7.2	Severability

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

7.3	Representations

The Executive represents and warrants that (a) he or she is not a party to any contract, understanding, agreement or policy, whether or not written, with his or her current employer (or any previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement and (b) will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of his duties hereunder. The Executive will indemnify, defend, and hold each member of the DPx Group harmless, from any and all suits and claims arising out of any breach of such restrictive contracts, understandings, agreements or policies.

7.4	Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested (a return receipt shall be deemed acceptance), postage prepaid, addressed as follows:

If to the Executive:

Eric M. Sherbet

53 Bigelow Rd.

Newton, MA 02465

If to the Company:

James Mullen

111 Speen Street, Suite 550

Framingham, MA 01701

Attention: Chief Executive Officer

With a copy to:

Rebecca Holland New

4721 Emperor Blvd, Suite 200

Durham, NC 27703

Attention: Senior Human Resources Executive

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

7.5	Withholding

The Company may withhold from any wages or other compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes) imposed on employees and penalty taxes on nonqualified deferred compensation.

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7.6	Waiver

The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

7.7	Successors

(a)	This Agreement is personal to the Executive and is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, the other members of the DPx Group, and their respective successors and assigns.

(b)	The Company, at its discretion, may assign this Agreement, and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of DPx or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.8	Section 409A of the Code

(a)	Although the payments and benefits provided under this Agreement are intended to be exempt from the application of, or, to the extent subject thereto, comply with, the requirements of Section 409A of the Code (“Section 409A”), the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. This Agreement shall be construed, administered, and governed in a manner that effects such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(b)	Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement that will not be excluded from Executive’s income when received is subject to the following requirements: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(c)	Although the Company will endeavor to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the DPx Group nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement. Any reference in this Agreement to Section 409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

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7.9	Governing Law.

This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Massachusetts. The state and federal courts located in Massachusetts shall be the exclusive forum for the adjudication of all disputes between the parties arising out of or relating to this Agreement. Each of the parties hereby irrevocably consents to the personal jurisdiction of the federal and state courts in the State of Massachusetts with respect to any matters arising out of this Agreement and waives any and all objections and defenses to such personal jurisdiction regardless of whether such objection or defense is based upon the venue, Massachusetts’ long-arm statute, residence and/or contacts with Massachusetts, the convenience of the witnesses and/or parties, the inconvenience of the forum, or otherwise.

NOW THEREFORE, the parties below have entered into this Agreement as of the date first written above.

Patheon Pharmaceutical Services Inc.

By:	/s/ James Mullen
Name:	James Mullen
Title:	CEO DPx Holdings

EXECUTIVE

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
/s/ Mindy Sherbet	)	/s/ Eric M. Sherbet
Name of Witness: Mindy Sherbet		Eric M. Sherbet

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SCHEDULE A
TO

EMPLOYMENT AGREEMENT WITH

Eric M. Sherbet

POSITION DESCRIPTION

General Counsel

Major Responsibilities

•	Span of control involves executive leadership of international operations and global customers.

•	Ensures compliance with securities laws, issues for debt, equities and mixed financial instruments.

•	Develops and negotiates complex business arrangements including short-term and long-term business contracts with complex provisions.

•	Leads and/or directs global litigation, including but not limited to, business contracts, performance issues and employment charges or litigation.

•	Ensures compliance with regulatory legal matters including the activities of international bodies such as the FDA, US DEA, EMEA, etc.

•	Supports manufacturing activities requiring filings and registration with these regulators covering environmental, safety, employment conditions, etc.

•	Provides direction in matters involving intellectual property laws with respect to pharmaceutical products, formulations, manufacturing processes and devices that affect many of the products and customers.

•	Provides material support for execution of global legal responsibilities to protect and support sustained growth of the business and improve profitability.

•	Ensures global employees comply with company established ethics, confidentiality and other practices including but not limited to other country specific policies.

This position description is not intended as a complete list of all responsibilities and responsibilities may change.

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SCHEDULE B
TO

EMPLOYMENT AGREEMENT WITH

Eric M. Sherbet

CONFIDENTIALITY, INVENTIONS ASSIGNMENT AND RETURN OF PROPERTY UNDERTAKING

In consideration of Eric Sherbet (the “Executive”) accepting an employment agreement between the Executive and Patheon Pharmaceutical Services Inc. (the “Company”) dated                , 2014 (the “Agreement”) to which this Confidentiality, Inventions Assignment and Return of Property Undertaking (“Confidentiality Undertaking”) is attached as Schedule B, the Executive undertakes and covenants with the DPx Group (as defined in the Agreement) as follows:

1.             CONFIDENTIAL INFORMATION

Executive acknowledges that all Confidential Information (defined below) is the sole and exclusive property of the DPx Group (or a third party providing such information to the DPx Group). At all times during Executive’s employment and thereafter, Executive will hold in strictest confidence and will not use, disclose, copy or remove from the DPx Group premises any Confidential Information, nor aid third parties in obtaining or using any Confidential Information, nor access or attempt to access any DPx Group computer systems, networks or any resources or data that resides thereon, except as such use, disclosure, copying, removal or access may be required in connection with Executive’s employment and only then in accordance with applicable DPx Group policies and procedures and solely for the DPx Group’s benefit. Executive further acknowledges that the applicable DPx Group policies and procedures referenced in the preceding sentence include but are not limited to the following and apply regardless of whether or not the information is Confidential Information: (i) no forwarding of electronic files, data, emails or other information to home, personal or external email accounts even for the purpose of working remotely; (ii) no use of thumb drives, flash drives or other portable devices or copying methods without the express written consent of the Company; (iii) no copying of hard copy documents for removal from the worksite even for the purpose of working remotely; (iv) emails, voicemails or other communications, whether written, verbal, electronic or otherwise, sent to Executive are for his/her eyes/ears only and are not to be shared with any other employee or person, except with the express consent of the sender; and (v) violation of policies and procedures regarding DPx Group information is grounds for immediate termination for Cause. Additionally, Executive will notify the DPx Group of any known or suspected unauthorized use, disclosure, copying or removal of Confidential Information by others.

As used in this Agreement, “Confidential Information” means any and all facts, data or information of the DPx Group (or of third parties providing such information to the DPx Group) that is not known by, or generally available to the public at large, that concerns the business of the DPx Group (or third parties providing such information to the DPx Group) whether now existing or to be developed in the future, and whether embodied in tangible or intangible form or merely remembered, including but not limited to trade secrets or other intellectual property; products, product plans, designs, ideas, concepts, costs, methods or policies; prices or price formulas; processes; procedures; raw materials; research, development or know-how; customer lists and information, information relating to customers, prospective partners, partners, parents, subsidiaries, affiliates and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); products and services; inventory lists; market and/or product research and development data; business strategies and methodologies, strategic or business plans, training manuals and methodologies; employee phone and address lists, personnel data, incentive packages, compensation data and employee performance data; and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by the DPx Group.

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If Executive is required to disclose Confidential Information pursuant to a court order or such disclosure is necessary to comply with applicable law or defend against claims, Executive shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the DPx Group to participate with counsel of its choice in any related proceeding.

2.             INVENTIONS

a.	Inventions. Subject to paragraph 2 b., Executive agrees that all right, title, and interest in and to (i) all discoveries, designs, ideas, works of authorship, and inventions created, conceived, reduced to practice, or otherwise developed, in whole or in part, by Executive, whether jointly or individually, during Executive’s employment or within three years following termination of employment for any reason whatsoever; (ii) all improvements, modifications, and derivative works to and of any of the foregoing in (i); and (iii) all patent, copyright, trademark, trade secret and other intellectual property rights in any of the foregoing in (i) and (ii) (all the foregoing in (i)-(iii), collectively, the “Inventions”) will be owned solely and exclusively by the Company. Without limiting the foregoing, all copyrightable subject matter included in the Inventions shall constitute “work made for hire” under applicable copyright law. Executive will:

(i)	promptly and fully disclose and describe, in detail satisfactory to the Company, all such Inventions in writing to the Company;

(ii)	irrevocably and unconditionally assign, and Executive does hereby irrevocably and unconditionally assign, to the Company, without further compensation or other consideration, any and all of Executive’s rights, title and interest in and to the Inventions, including without limitation (1) all rights to collect royalties for any use, and pursue remedies for any infringement, misappropriation, or other violation, thereof and (2) all applications for letters of patent, copyright registrations, trademark, service mark, and trade dress registrations, and industrial design or other forms of protection granted for the Inventions throughout the world;

(iii)	deliver promptly to the Company, upon request and in the form and manner prescribed by the Company (without charge to the Company but at the Company’s expense), including without limitation Executive’s notarized signature in execution of, the written instruments described in paragraph b. and perform all other acts deemed necessary by the Company to obtain and maintain the instruments and to transfer all rights and title thereto to the Company in accordance with this Agreement; and

(iv)	promptly render all assistance that may be required by the Company to enable it to protect or exploit the Inventions in any country of the world.

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In addition, Executive does hereby waive and agree never to assert any rights in the Inventions, and any part or parts thereof, that are not susceptible of assignment by Executive under applicable law, including, but not limited to, any moral rights or the right to the integrity or attribution of the Inventions, or any other right to be associated with the Inventions as its author, inventor, or user by name or under a pseudonym or the right to remain anonymous.

b.	Excluded Inventions. The provisions of paragraph 2a. will not apply to Inventions which fulfill all of the following criteria:

(i)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to the Company were used; and

(ii)	Inventions that do not relate to the business of the Company or to the Company’s actual or demonstrably anticipated processes, research or development; and

(iii)	Inventions that do not result from any work performed by Executive for the Company.

3.             RETURN OF COMPANY PROPERTY

Upon the Company’s request and, in any event, upon the cessation of Executive’s employment with the Company, Executive will return to the Company all Confidential Information in Executive’s possession or control, along with all Company property, including but not limited to keys, pass cards, identification cards, computer hardware and software, manuals, passwords, customer lists, sales records, business plans, any data concerning customers of the Company, brochures of the Company and of any competitor, all corporate records, policy handbooks, receipts, documents, records, files and other documents in whatever form they exist, whether electronic, hard copy or otherwise, and all copies, notes or summaries thereof. Any and all such documents contained on Executive’s personal computer or devices shall be printed, delivered to the Company and thereafter deleted from the personal computer/device. These documents and items must be returned whether in Executive’s possession, work area, home, vehicle or in the wrongful possession of any third party with Executive’s knowledge or acquiescence, and whether prepared by the Company or any other person or entity.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

(SEAL)
Executive’s Signature		Date:

Print Executive Name

The signature above was witnessed by

Witness’ Signature	Date:

Witness’ Name

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SCHEDULE C

TO

EMPLOYMENT AGREEMENT

FORM OF

SEVERANCE AND RELEASE OF CLAIMS AGREEMENT

This Confidential Severance and Release of Claims Agreement (“Agreement”), dated as of [insert date], is between[*] (“Employee”}, and Patheon Pharmaceuticals Services Inc. (the “Company”), (collectively the “Parties”).

1.           Termination

Employee’s employment with the Company terminates effective [insert date] unless terminated earlier by either Party (hereinafter “Separation Date”). Employee hereby represents and warrants that: (a) Employee has authority to enter into this Agreement on his or her own behalf and on behalf of his or her heirs and assigns; (b) Employee has not transferred, in whole or in part, any rights related to his or her employment with the Company and (c) Employee intends to settle any and all claims that Employee may have against the Company as a result of the Company’s hiring Employee, his or her employment with the Company and the termination of his or her employment with the Company.

2.          Payments to Employee Upon Separation

(a)      The Company shall pay Employee the following less applicable taxes and withholdings:

i.	any accrued and unused paid time off (“PTO”) and wages earned through to the Separation Date, regardless of whether Employee signs and/or revokes this Agreement

The payment in sub-section i. will be paid on the first payroll date after the Separation date.

(b)      As consideration for entering into this Agreement and subject to Employee’s compliance with all of its terms and non-revocation of the release provisions, the Company shall provide Employee the benefits set forth below as follows:

i.	a Severance Payment of $[*], based on 12 months of base salary.

ii.	Employee’s benefits coverage will terminate at the end of the month in which Employee separates until Employee elects COBRA coverage. The Company will pay the COBRA premiums to continue coverage under the Company’s group health plans for six (6) months immediately following the Separation Date provided Employee elects COBRA. COBRA premium subsidy applies to the following benefits: medical (including prescription drug benefits), dental, vision and Employee Assistance Plan (EAP) coverage. Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits. Note that employees age 64 and older should: (1) review the Health Summary Plan Description under the Additional Information Section- Special Medical Provisions to understand how the DSM plan coordinates with Medicare and (2) contact Medicare prior to their termination date to be sure they understand whether they need to enroll for Medicare as well as how temporary continuation of coverage under COBRA, under the DSM plan, coordinates with Medicare. In order to receive continued health coverage and any associated COBRA premium subsidy, Employee shall be solely responsible for all obligations in electing COBRA continuation coverage following employment termination and taking all steps necessary to qualify for such coverage. At the conclusion of the six (6) month COBRA premium subsidy period, Employee will be responsible for the payment of the full premiums required under COBRA (including applicable administrative fees) for the remainder of the COBRA period. Employee’s continued participation, in any employee benefit plans other than medical, dental, vision and the Employee Assistance Plan will be determined by the terms of those plans as of the Separation Date or as otherwise required by law. Except as expressly provided for in this Agreement, Employee shall not accrue any benefits (including but not limited to vacation or paid time off (PTO) under any Company plan or policy after the Separation Date, provided however that nothing in this agreement shall affect any vested benefits to which Employee is entitled pursuant to such employee benefit plans.

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(c)       Employee specifically acknowledges and agrees that the benefits set forth in Section 2(b) are in addition to any benefit to which he would otherwise be entitled. Employee will not at any time seek additional consideration or remedy in any form from the Company except the benefits expressly set forth in this Agreement, which do not correspond to any required regular duties or services by Employee on behalf of the Company.

3.        Compliance with Restrictive Covenants.

Employee’s compliance with any confidentiality and restrictive covenant obligations is a material condition of the Company’s payment of the benefits set forth in Section 2(b) above.

4.         Release.

(a)       For and in consideration of the Company entering this Agreement, including without limitation the Severance Payment and other benefits in Section 2(b), which are being provided in exchange for Employee’s execution of this Release and would not be provided absent Employee’s execution of this Agreement, Employee, for himself and his or her heirs, executors, administrators, assigns, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and all parent, subsidiary, and affiliated corporations and their respective officers, directors, agents, representatives and employees, and each of their respective successors and assigns, agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively the “Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Employee or any of Employee’s Affiliates has or may have or may claim to have against any of the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date Employee signs this Agreement (“Claims”), arising out of, based upon, or relating to his or her employment or the termination of his or her employment with the Company, to the maximum extent permitted by law. Nothing in this Agreement shall limit Employee from filing a lawsuit for the sole purpose of enforcing his Employee’s rights under this Agreement.

(b)       The Claims released by Employee include, but are not limited to, any Claims arising out of or based on: Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Family Medical Leave Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, and the Sarbanes-Oxley Act of 2002 (in each case as the same may be amended from time to time); The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute and/or The Massachusetts Civil Rights Act, as well as any other discrimination and employment statutes that may apply to you, all as amended; fraud, misrepresentation, retaliation, negligence, defamation, infliction of emotional distress or other tort, common law, breach of contract (whether express or implied, written or oral) or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law. The released Claims also include any Claims by Employee for compensation, wages, back pay, reinstatement or re-employment, bonuses, or benefits of any kind or any nature arising out of, based upon, or relating to his or her employment or the termination of his or her employment with the Company and/or his or her service as an officer of any of the Releasees, and/or any agreement or compensation arrangement between Employee and any of the Releasees.

Page | 21

(c)       Employee’s right to file or participate in the investigation of any administrative charge against the Company or the Releasees filed with any government agency is excluded from the foregoing release. Nothing in this Agreement prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Department of Labor (DOL), or any other governmental agency including, but not limited to, (a) providing truthful testimony in any legal proceeding to which Employee is a party, (b) providing truthful testimony if Employee is legally compelled to do so, (c) providing truthful information to the extent the Employee is required to do so by law, (d) providing truthful information in any charge or complaint with the EEOC, NLRB, DOL or other governmental agency, or (e) providing truthful information in the course of participating in an investigation or proceeding conducted by the EEOC, NLRB, DOL, or any other governmental agency; but as to all of the claims that Employee has released as provided above, to the extent allowable by law, the Employee is waiving the Employee’s right to receive any individual relief in any such investigation or proceeding.

(d)       Release under the Older Workers Benefits Protection Act.

A special federal law applies to the release of a claim for age discrimination. For Employee to relinquish a claim for age discrimination, certain requirements must be met. By signing this Agreement, Employee acknowledges and agrees that the following requirements have been met:

i.	The Agreement is written in language which is readily understandable.

ii.	Employee understands that he or she is relinquishing, among other claims, any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), which he or she has or may have against the Company and/or the Releasees which he or she might assert as of the date of the Agreement, but that he or she does not waive any claim for age discrimination that may arise after the date of this Agreement.

iii.	Employee is informed that he or she should consult an attorney regarding this Agreement if that is Employee’s wish, and has been given an ample opportunity to do so.

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iv.	This Agreement will not be effective until seven (7) days after Employee signs it (“Revocation Period”); Employee may revoke it at any time during the Revocation Period by providing written notice to [insert contact].

v.	The Company shared this Agreement with Employee on [insert date]. Employee has been allowed at least [*]days, until 5:00 p.m. EST on [insert date] to consider it before Employee signs and returns it to assure that Employee has ample time to consider it, although Employee may do so in less time. This Agreement is the product of negotiations and any agreed-upon changes do not re-start the [*]-day consideration period.

5.         Waiver of Applicable Release Laws.

(a)       Employee understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Employee expressly waives and relinquishes any and all rights he may have under state law that prohibits the general release of unknown claims.

(b)       It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

(c)       Employee specifically agrees and represents all of the following: (i) he or she has read carefully the terms of this Agreement, including the full and final releases contained herein; (ii) Employee has had an opportunity to and has been encouraged to review this Agreement, including the releases contained herein, with an attorney of his or her choice; (iii) Employee understands the meaning and effect of the terms of this Agreement, including the releases contained herein; (iv) Employee’s decision to sign this Agreement, including the releases contained herein, is of his or her own free and voluntary act without compulsion of any kind; (iv) neither Employee nor anyone acting on his or her behalf has filed any complaint or charges against the Company or any other Releasee with any local, state or federal court or any other governmental or regulatory body, agency or commission; (v) in exchange for signing this Agreement, Employee has received or shall receive something of value from the Company which he or she would not otherwise be entitled to receive; (vi) no promise or inducement not expressed herein has been made to Employee; and (vii) Employee has adequate information to make a knowing and voluntary waiver.

6.         Cooperation.

After the Separation Date, Employee agrees to cooperate with the Company’s reasonable requests for information or assistance related to (i) the transition of duties, (ii) any investigations (including internal investigations) and audits of the Company’s current or past conduct and business and accounting practices and (iii) the Company’s defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Employee was employed by the Company, except that the Cooperation Clause will in no way be used to limit the Employee’s rights under Section 4(c) herein. The Company will promptly reimburse Employee for his or her reasonable, customary and documented out-of-pocket business expenses in connection with the performance of the duties under this Section. Employee further agrees not to make any defamatory, derogatory, disparaging or critical statements about the Company and/or any Releasees or any of the services or products of the Company or the Releasees, except that Employee may testify truthfully pursuant to subpoena.

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7.         Confidentiality

Employee agrees that he or she will keep the terms and amount of this Agreement completely confidential, and that he or she will hereafter disclose such information to anyone except his or her spouse or partner, attorneys and their current law firm employees, or accountant (who shall all be advised of this confidentiality provision and agree to be bound by it), or as may be required by law, court order or in proceedings relating to the parties’ rights or obligations under this Agreement. Employee agrees to provide reasonable written notice to the Company in the event that a person or entity not a party to this Agreement attempts to compel from him or her the production of this Agreement or the contents thereof, so that the Company may contest such disclosure at its discretion. Employee represents and warrants that Employee has not already made any communication or disclosure that violates this confidentiality provision.

8.        No Admission

This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Employee or any person, or any violation of any order, law, statute, duty, or contract whatsoever against Employee or any person. The Company specifically denies and disclaims any liability to Employee or any other person for any alleged violation of the rights of Employee or any person, or for any alleged violation of any order, law, statute, duty, common law rule or contract on the part of the Company.

9.         Remedies.

In the event of a breach or threatened breach of this Agreement, the Company and its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

10.       Severability.

If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law, except that this provision will in no way be used to limit the Employee’s rights under Paragraph 4(c) herein.

11.       Entire Agreement.

This Agreement represents the sole and entire agreement among the Parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing. Employee, however, understands and agrees that any restrictive covenants Employee executed during his or her employment with the Company, including without limitation, any confidentiality, non-competition and non-solicitation obligations, shall remain in full force and effect and that this Agreement does not supersede such obligations.

12.       Waiver.

No waiver by either Party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other Party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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13.       Successors and Assigns.

(a)      To the extent permitted by applicable law, the Company may assign this Agreement to any subsidiary or corporate affiliate or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

(b)       Employee hereby represents and warrants that: (i) Employee has authority to enter into this Agreement on his or her own behalf and on behalf of his or her heirs and assigns; (ii) Employee has not transferred, in whole or in part, any legal claims and/or rights related to his or her employment with the Company and (iii) Employee intends to settle any and all claims that Employee may have against the Company as a result of the Company’s hiring Employee, his or her employment with the Company and the termination of his or her employment with the Company.

(c)       The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

14.       Governing Law and Venue.

This Agreement and any claims arising out of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of Massachusetts. Any claims or legal actions by one party against the other will be commenced and maintained in state or federal court located in Massachusetts, and you submit to the jurisdiction and venue of any such court. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT OR HE/SHE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE AGREEMENT AND EMPLOYEE’S EMPLOYMENT BY THE COMPANY.

15.       Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed to be an original as against any Party that has signed it, but both of which together will constitute one and the same instrument.

16.      Miscellaneous Provisions.

(a)       The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any Party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

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(b)       Each provision of this Agreement to be performed by a Party hereto is both a covenant and condition, and is a material consideration for the other Party’s performance hereunder, and any breach thereof by the Party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(c)       Each Party acknowledges that no representation, statement or promise made by any other Party, or by the agent or attorney of any other Party, except for those in this Agreement, has been relied on by his or her, or it in entering into this Agreement.

(d)       Each Party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

“Employee”

[DRAFT: NOT FOR SIGNATURE]

Date:

“Company”
Patheon Pharmaceutical Services, Inc.

[DRAFT: NOT FOR SIGNATURE]

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